As filed with the Securities and Exchange Commission on December 7, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHAMPPS ENTERTAINMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-3370491
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10375 Park Meadows Drive, Suite 560, Littleton, CO	80124
(Address of Principal Executive Offices)	(Zip Code)

Champps Entertainment, Inc. 2005 Stock Incentive Plan

(Full title of the Plan)

Copy to:
Michael P. O’Donnell Chairman of the Board, President and Chief Executive Officer Champps Entertainment, Inc. 10375 Park Meadows Drive, Suite 560 Littleton, Colorado 80124 (303) 804-1333	Paul Hilton, Esq. Hogan & Hartson L.L.P. One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.01 per share	500,000	$7.10	$3,550,000	$379.85

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may become subject to such plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices reported for the Registrant’s common stock as reported on the Nasdaq National Market on December 2, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to participants in the Champps Entertainment, Inc. 2005 Stock Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by Champps Entertainment, Inc. (the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all the shares of common stock offered hereby have been sold or that deregisters all such shares of common stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10 (Registration Statement No. 000-22639) filed with the Commission on June 3, 1997 under the Exchange Act.

In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate personal liability to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty to the Registrant or its stockholders; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends); or for transactions from which the director derived improper personal benefit.

Section 145 of the DGCL permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. The Registrant’s bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by the DGCL. The bylaws further permit the Registrant to indemnify other employees and agents as permitted by the DGCL. In addition, the Registrant maintains liability coverage to insure its indemnification of its directors, officers and, in certain circumstances its employees.

The Registrant has entered into indemnification agreements with each of its directors and has agreed to indemnify its President and Chief Executive Officer, pursuant to which the Registrant has agreed to advance expenses and indemnify such persons against certain liabilities incurred in connection with their services to the Registrant. In the event of a proceeding brought against an indemnified person by or in the right of the Registrant, that person shall not be entitled to indemnification if he or she is adjudged to be liable to the Registrant, or if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Registrant in such event if, and only to the extent determined by the Court of Chancery of the State of Delaware or another court in which such proceeding is brought or is pending.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Champps Entertainment, Inc. 2005 Stock Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement (File No. 000-22639) filed on October 25, 2005 in connection with the Registrant’s December 7, 2005 Annual Meeting of Stockholders).

5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

23.1	Consent of Hogan & Hartson L.L.P. (contained in its opinion filed herewith as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on this 7th day of December, 2005.

CHAMPPS ENTERTAINMENT, INC.

By:	/s/ Michael P. O’Donnell
Name:	MICHAEL P. O’DONNELL
Title:	CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/S/ MICHAEL P. O’DONNELL MICHAEL P. O’DONNELL	CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE OFFICER)	DECEMBER 7, 2005

/S/ STEPHEN F. EDWARDS STEPHEN F. EDWARDS	DIRECTOR	DECEMBER 7, 2005

/S/ JAMES GOODWIN JAMES GOODWIN	DIRECTOR	DECEMBER 7, 2005

/S/ IAN HAMILTON IAN HAMILTON	DIRECTOR	DECEMBER 7, 2005

/S/ KARL OKAMOTO KARL OKAMOTO	DIRECTOR	DECEMBER 7, 2005

/S/ CHARLES G. PHILLIPS CHARLES G. PHILLIPS	DIRECTOR	DECEMBER 7, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Champps Entertainment, Inc. 2005 Stock Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement (File No. 000-22639) filed on October 25, 2005 in connection with the Registrant’s December 7, 2005 Annual Meeting of Stockholders).

5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

23.1	Consent of Hogan & Hartson L.L.P. (contained in its opinion filed herewith as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.